UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 10, 2009

AMERICAN CARESOURCE HOLDINGS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33094 (Commission File Number)	20-0428568 (IRS Employer Identification No.)

5429 Lyndon B. Johnson Freeway, Suite 700, Dallas, Texas	75240
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (972) 308-6830

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2.):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           On March 10, 2009 our  President and Chief Executive Officer (“CEO”), David S. Boone, was appointed to the Board of Directors (the “Board”) of American CareSource Holdings, Inc. (the “Company”).

(e)           On March 10, 2008, the Board approved compensation for our executive officers, in accordance with the recommendations of the Compensation Committee, consisting of 2009 base salary levels, 2009 bonus target percentage, bonuses payable in cash and equity-based awards for the year ended December 31, 2008 and awards of stock options to purchase shares of the Company's common stock.  The annual base salary of our CEO was increased from $300,000 to $312,000 while his 2009 bonus target percentage remains at 60% of base salary.   The annual base salary of our Chief Financial Officer (“CFO”), Steven Armond, was increased from $205,000 to $213,200, while his 2009 bonus target percentage remains at 50% of base salary.

As previously disclosed, in 2008, the Company’s Board approved a bonus program for its CEO, CFO, Vice-President of Network Development, Vice President of Operations, Chief Information Officer and other key director level employees to be identified from time to time by our CEO.  In recognition of current economic and market conditions, the Compensation Committee recommended making bonus payments under this program partially in cash and partially in equity-based compensation of the Company under the Plan (as defined below) (subject to approval of the Plan by the stockholders of the Company at the 2009 Annual Meeting).  On March 10, 2009, the Board approved the award of equity-based compensation under the Plan convertible into approximately 82,500 shares of common stock of the Company to certain of the Company’s officers, subject to approval of the Plan by the Company’s stockholders at the annual meeting of stockholders to be held on May 19, 2009 (the “2009 Annual Meeting”).

Upon recommendation of the Compensation Committee, the Board also approved the award to its executive officers and other employees of rights to receive equity-based compensation convertible into not more approximately 200,000 shares of common stock, subject to the approval of the Company’s stockholders of the Plan at the 2009 Annual Meeting, including up to approximately 87,200 shares of our common stock to our CEO and up to approximately 24,900 shares of our common stock to our CFO.   Recognizing that the stock ownership of the Company’s executive officers is below industry standards, the Board has chosen to make these awards to align ownership with such standards.  The Board did not adopt any targets for the grant of such securities for future years, but may nonetheless decide to make similar grants in the future.

The Board furthermore approved for recommendation for adoption by the Company’s stockholders at the 2009 Annual Meeting, a 2009 Equity Incentive Plan (the “Plan”).  If adopted, the Plan would provide for awards to the employees, potential employees, officers, and potential officers of the Company or its affiliates and consultants and potential consultants to the Company or its affiliates.  If adopted as currently proposed, the Plan would permit the granting of any or all of the following types of awards to all grantees other than non-employee directors:

•	stock options including incentive stock options, non-qualified stock options and stock appreciation rights;
•	restricted stock and deferred stock;
•	dividend equivalents;
•	performance units;
•	performance shares; and
•	other stock-based awards.

The Plan would also permit non-employee directors to receive all or any portion of their annual fees in the form of stock options, and, if appropriate procedures are adopted by the Board, in the form of common stock or preferred stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CARESOURCE HOLDINGS, INC.

Date: March 16, 2009	By:	/s/ Matthew D. Thompson
Matthew D. Thompson
Principal Accounting Officer and Controller